FOR IMMEDIATE RELEASE

RCS Capital Announces Agreement to Acquire VSR Group

Acquisition Estimated to Generate $112 Million in 2015 Revenue

Transaction Increases RCAP’s Assets Under Administration by $12.3 Billion

NEW YORK, August 6, 2014 – RCS Capital Corporation (“RCAP”) (NYSE: RCAP) announced today that it has entered into an agreement to purchase VSR Group, Inc. and its wholly-owned subsidiary, VSR Financial Services, Inc. (collectively, “VSR”).

VSR, based in Overland Park, Kansas, has over $12.3 billion of assets under administration and 264 producing independent financial advisors with an average production of $380,000 per advisor. VSR’s advisors have an average tenure of almost 11 years, providing the firm with a deep bench of experienced financial advisors and a well-managed expense base. Over the last three years VSR has maintained an average retention rate of 98%. VSR’s revenue stream is comprised of approximately 40% advisory fee income and 50% commission-based fees, with over 60% recurring revenues.

Michael Weil, President of RCAP, commented, “The acquisition of VSR will be another important addition to the RCAP retail advice platform. In recent years, VSR has been ranked in the top three in average production per financial advisor, according to IBD surveys, and we expect this combination to further strengthen RCAP’s revenue streams. This transaction underscores our commitment to expanding the scope and depth of our financial services platform by acquiring top-tier independent broker-dealer platforms. We believe the acquisition is an excellent example of RCAP’s ability to identify and execute strategic acquisitions of independent retail broker-dealers that should leverage the size and scale of the existing RCAP infrastructure in order to generate and further enhance earnings. We look forward to welcoming VSR’s experienced and dedicated team of advisors to the RCAP family.”

J. Michael Stanfield, Chief Executive Officer of VSR, commented, “We are excited to join RCAP’s family of independent broker-dealers. As part of the RCAP family, we will have the opportunity to leverage additional resources, best practices and scale to realize our shared vision of providing enhanced opportunities for VSR’s advisors and their retail clients. We anticipate that the combined capabilities of RCAP and VSR will significantly strengthen our position in the industry and allow us to provide a higher level of service, support and broader suite of products to our retail customers.”

R. Lawrence Roth, Chief Executive Officer of Cetera Financial Group, added, “We view the addition of VSR as a great example of an accretive ‘tuck-in’ acquisition for our retail investment advice platform.”

The transaction is expected to close in late 2014 or early 2015 and is subject to certain regulatory approvals and other customary closing conditions.

Upon the close of the transaction, VSR will join the other firms that make up RCAP’s independent retail advice platform known as Cetera Financial Group, which includes Cetera Advisors, Cetera Advisor Networks, Cetera Financial Institutions and Cetera Financial Specialists, First Allied Securities, The Legend Group, Investors Capital Corporation, J.P. Turner & Company, and Summit Financial Services Group.

About RCAP

RCS Capital Corporation is an investment firm focused on the retail investor. RCAP is engaged in the wholesale distribution, investment banking and capital markets businesses, and a research business focused on alternative investments. Following the closing of recent acquisitions of independent broker-dealers and an investment manager, RCAP is also engaged in the independent retail advice and investment management businesses. RCAP’s business is designed to capitalize, support, grow and manage direct investment and alternative investment programs, and to serve independent financial advisors and their clients. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Forward-Looking Statements

The statement in this press release include statements regarding the intent, belief or current expectations of RCAP and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCAP’s ability to integrate businesses acquired in recent and pending acquisitions into its existing businesses. Additional factors that may affect future results are contained in RCAP’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts
Anthony J. DeFazio	Brian D. Jones, CFO
DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	bjones@rcscapital.com
(484) 342-3600	(866) 904-2988

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
(917) 475-2135